================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 11, 2003

                            Jupitermedia Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                   000-26393                06-1542480
--------------------------------------------------------------------------------
 (State or other jurisdiction     (Commission File No.)      (I.R.S. Employer
     of incorporation)                                      Identification No.)

 23 Old Kings Highway South
    Darien, Connecticut                                            06820
--------------------------------------------------------------------------------
   (Address of principal                                        (Zip Code)
     executive offices)

Registrant's telephone number, including area code:   (203) 662-2800
                                                      --------------

                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
        ------------------------------------

        On July 11, 2003 (the "Closing Date"), the Registrant acquired the assets (the "Acquisition") of DevX.com, Incorporated, a Delaware Corporation, pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), dated July 11, 2003, between DevX.com, Inc. and the Registrant.

        The closing of this acquisition was initially reported by the Registrant in a Current Report on Form 8-K filed on July 16, 2003. This amendment is being filed to amend and restate Items 7(a) and 7(b) of such report in their entirety.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
        ---------------------------------

        (a) Financial Statements of Business Acquired:

            The financial statements of DevX.com, Inc. and the report of Ireland San Filippo, LLP, the independent public accountants relating to such financial statements, are attached hereto.

        (b) Pro Forma Financial Information:

            The unaudited pro forma condensed financial statements of the Registrant attached hereto are not necessarily indicative of the results that actually would have been attained if the acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Registrant and DevX.com, Inc.

        (c) Exhibits:

            2.1 Asset Purchase Agreement, dated July 11, 2003, between DevX.com, Inc. and Jupitermedia Corporation*

            99.1         Press release, dated July 14, 2003, of Jupitermedia
                         Corporation *

            * Previously filed in the Current Report on Form 8-K filed by the Registrant on July 16, 2003.

                                 DEVX.COM, INC.

                      INDEX TO AUDITED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

Report of Independent Public Accountants                                    4

Balance Sheets as of December 31, 2001 and December 31, 2002                5

Statements of Operations for the Years Ended December 31, 2001
    and December 31, 2002                                                   6

Statements of Changes in Stockholders' Equity (Deficit) for the
    Years Ended December 31, 2001 and December 31, 2002                     7

Statements of Cash Flows for the Years Ended December 31, 2001
    and December 31, 2002                                                   8

Notes to Financial Statements                                              9-14

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of Jupitermedia Corporation:

        We have audited the accompanying balance sheets of DevX.com, Inc. as of December 31, 2001 and 2002, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of DevX.com, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DevX.com, Inc. as of December 31, 2001 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1, on July 11, 2003, Jupitermedia Corporation acquired the assets of DevX.com, Inc., pursuant to an asset purchase agreement.



                                              IRELAND SAN FILIPPO, LLP







South San Francisco, California
August 29, 2003

                                 DEVX.COM, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2002

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                          DECEMBER 31,
                                                                                   -------------------------
                                                                                     2001             2002
                                                                                   --------         --------
                                ASSETS
Current assets:
    Cash and cash equivalents                                                      $    829         $    457
    Accounts receivable, less allowance for doubtful accounts
      of $121 and $50, respectively                                                   1,044              718
    Prepaid expenses and other                                                           80               30
                                                                                   --------         --------
                      Total current assets                                            1,953            1,205

Property and equipment, net                                                           1,723              929
Goodwill                                                                                221              221
Other assets                                                                            195               19
                                                                                   --------         --------
                      Total assets                                                 $  4,092         $  2,374
                                                                                   ========         ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Short-term convertible notes payable                                           $  7,016         $  7,566
    Line of credit                                                                      874              624
    Accounts payable                                                                  1,306              789
    Accrued payroll and related expenses                                                152              137
    Accrued interest                                                                     78              348
    Due to related party                                                                 30               60
    Deferred revenues                                                                   257              463
                                                                                   --------         --------
                      Total current liabilities                                       9,713            9,987

Long-term liabilities                                                                   321             --
                                                                                   --------         --------
                      Total liabilities                                              10,034            9,987
                                                                                   --------         --------
Commitments and contingencies                                                          --               --

Stockholders' equity (deficit)
   Series A convertible preferred stock, $0.001 par value 30,324,324 shares
      authorized, 4,256,756 shares issued and outstanding                                 4                4
   Common stock, $0.001 par value 100,000,000 shares authorized, 5,062,962
      shares issued and outstanding                                                       5                5
   Additional paid-in capital                                                         7,379            8,493
   Accumulated deficit                                                              (13,330)         (16,115)
                                                                                   --------         --------
         Total stockholders' equity (deficit)                                        (5,942)          (7,613)
                                                                                   --------         --------
         Total liabilities and stockholders' equity (deficit)                      $  4,092         $  2,374
                                                                                   ========         ========

                       See notes to financial statements.

                                 DEVX.COM, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                   -------------------------
                                                                                     2001             2002
                                                                                   --------         --------
Revenues                                                                           $  7,027         $  5,145
Cost of revenues                                                                      3,927            2,776
                                                                                   --------         --------

Gross profit                                                                          3,100            2,369
                                                                                   --------         --------

Operating expenses:
    Advertising, promotion and selling                                                4,894            1,782
    General and administrative                                                        2,907            1,466
    Depreciation                                                                        740              562
    Amortization                                                                        181             --
                                                                                   --------         --------
 Total operating expenses                                                             8,722            3,810
                                                                                   --------         --------

Operating loss                                                                       (5,622)          (1,441)

Interest income                                                                          11                7
Interest expense                                                                       (867)          (1,445)
Other income (expense)                                                                   (8)              94
                                                                                   --------         --------

Net loss                                                                           $ (6,486)        $ (2,785)
                                                                                   ========         ========



                       See notes to financial statements.

                                 DEVX.COM, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 SERIES A CONVERTIBLE                                                            TOTAL
                                   PREFERRED STOCK            COMMON STOCK         ADDITIONAL                 STOCKHOLDERS'
                                ----------------------    ----------------------     PAID-IN     ACCUMULATED     EQUITY
                                 SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL       DEFICIT      (DEFICIT)
                                ---------    ---------    ---------    ---------    ---------     ---------     ---------
Balance at January 1, 2001      4,256,756    $       4    5,044,226    $       5    $   6,848     $  (6,844)    $      13

Exercise of stock options            --           --         18,736         --              3          --               3

Issuance of warrants                 --           --           --           --            528          --             528

Net loss                             --           --           --           --           --          (6,486)       (6,486)
                                ---------    ---------    ---------    ---------    ---------     ---------     ---------

Balance at December 31, 2001    4,256,756            4    5,062,962            5        7,379       (13,330)       (5,942)

Issuance of warrants                 --           --           --           --          1,114          --           1,114

Net loss                             --           --           --           --            --         (2,785)       (2,785)
                                ---------    ---------    ---------    ---------    ---------     ---------     ---------

Balance at December 31, 2002    4,256,756    $       4    5,062,962    $       5    $   8,493     $ (16,115)    $  (7,613)
                                =========    =========    =========    =========    =========     =========     =========


                       See notes to financial statements.

                                 DEVX.COM, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

                                 (IN THOUSANDS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                       -------------------------
                                                                                         2001             2002
                                                                                       --------         --------
Cash flows from operating activities:
    Net loss                                                                           $ (6,486)        $ (2,785)
    Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                                                       921              562
        Loss on disposal of fixed assets                                                      8              306
        Gain on settlement of accounts payable                                             --               (361)
        Provision for allowance for doubtful accounts                                        50              (10)
        Non-cash interest expense for warrants                                              528            1,114
    Changes in current assets and liabilities:
        Accounts receivable                                                                 317              336
        Prepaid expenses and other                                                           37               50
        Other assets                                                                        (55)             176
        Accounts payable                                                                   (430)            (156)
        Accrued payroll and related expenses                                                (90)             (15)
        Accrued interest                                                                   (116)             270
        Due to related party                                                                299               30
        Deferred revenues                                                                   127              206
        Long-term liabilities                                                               321             (321)
                                                                                       --------         --------
            Net cash used in operating activities                                        (4,569)            (598)
                                                                                       --------         --------
Cash flows from investing activities:
    Capital expenditures                                                                   (291)             (74)
                                                                                       --------         --------
            Net cash used in investing activities                                          (291)             (74)
                                                                                       --------         --------
Cash flows from financing activities:
    Proceeds from issuance of convertible notes payable                                   4,516              550
    Proceeds from exercise of stock options                                                   4             --
    Repayment of line of credit                                                            --               (250)
                                                                                       --------         --------
            Net cash provided by financing activities                                     4,520              300
                                                                                       --------         --------

Net change in cash and cash equivalents                                                    (340)            (372)
Cash and cash equivalents, beginning of period                                            1,169              829
                                                                                       --------         --------
Cash and cash equivalents, end of period                                               $    829         $    457
                                                                                       ========         ========
Supplemental disclosures of cash flow:
    Cash paid for interest                                                             $    337         $     61
                                                                                       ========         ========
    Cash paid for income taxes                                                         $   --           $   --
                                                                                       ========         ========

                       See notes to financial statements.

                                 DEVX.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002


1.   BASIS OF PRESENTATION OF THE ACQUIRED BUSINESSES

     On July 11, 2003 (the "Closing Date"), Jupitermedia Corporation ("Jupitermedia") acquired the assets (the "Acquisition") of DevX.com, Inc. ("DevX"), a Delaware corporation, pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), dated July 11, 2003, between DevX and Jupitermedia.

     The consideration paid in the Acquisition (which was determined as a result of arms'-length negotiations) consisted of cash in the amount of $2,250,000 and 200,000 restricted shares of Jupitermedia's common stock plus the assumption of certain liabilities including accounts payable and obligations to fulfill contractual commitments. Subsequent to the Closing Date, these shares were registered through an S-3 registration statement filed by Jupitermedia with the Securities and Exchange Commission on August 27, 2003 and amended on September 8, 2003.

     Formed through a venture capital investment from Hummer Winblad Venture Partners and as part of a spin-off from Fawcette Technical Publications, Inc. ("FTP"), DevX is a provider of technical information and services that enable corporate application development teams to meet development challenges. DevX provides the international developer community with information about software development for corporate applications. DevX resources are available through three main channels: its public Web site DevX.com; DevX Vendor Development Portals, which enable leading IT vendors to reach a large audience seeking product and vendor-specific technical information; and DevX Corporate Development Portals for corporate IT departments.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     REVENUES. DevX generates revenue from six primary sources: the sale of advertising on its: Web sites and e-mail newsletters; its DevX Vendor Development Portals and its DevX Corporate Development Portals for corporate IT departments; permission based opt-in e-mail list rentals; subscriptions to its Premier Club and Safari Club areas and the reselling of third party software.

     Revenues from the sale of advertising on its Web sites and e-mail newsletters, the sale of advertising on its DevX Vendor Development Portals and the sale of advertising on its DevX Corporate Development Portals for corporate IT departments are recognized ratably over the life of the contract or in the period the advertising is displayed, provided no significant company obligations remain and collection of the resulting receivable is probable.

     Revenues from the sale of permission based opt-in e-mail list rentals are recorded on a per use basis for the rental of DevX's list names. Revenues from permission based opt-in list rentals are recognized at the time of the use by the renter.

     Revenues from subscriptions to Premier Club and Safari Club are recognized ratably over the subscription period. Deferred revenues relate to the portion of collected advertising, newsletter, portal and subscription fees that have not yet been recognized as revenue.

     Revenues from the reselling of third party software are recognized at the time of sale to the customer.

     USE OF ESTIMATES IN THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS. Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. Substantially all cash and cash equivalents were held with one financial institution at December 31, 2001 and 2002.

     FINANCIAL INSTRUMENTS. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenues approximated fair value because of the relatively short maturity of these instruments.

     CONCENTRATION OF CREDIT RISK. One customer accounted for 11% of DevX's revenues in 2001 and 14% of DevX's revenues in 2002. Four customers comprised approximately 53% and 65% of the accounts receivable as of December 31, 2001 and 2002, respectively.

     PROPERTY AND EQUIPMENT. Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives that range from three to five years. Leasehold improvements, leased computers and leased software are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

     GOODWILL. Goodwill relates to DevX's acquisition of web sites. Total goodwill at December 31, 2001 and 2002 was $542,000 less accumulated amortization of $321,000. In accordance with Statement of Financial Standards ("SFAS") No. 141, "Business Combinations", no amortization of goodwill was recorded during 2002. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is tested for impairment annually, or more frequently if circumstances indicated the potential for impairment.

     IMPAIRMENT OF LONG-LIVED ASSETS. DevX periodically evaluates the recoverability of the carrying amount of long-lived assets (including property, plant and equipment) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment losses are assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are charged to expense. Long-lived assets to be disposed of are carried at fair value less costs to sell.

     ADVERTISING AND PROMOTION EXPENSE. Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $491,000 and $128,000 for the years ended December 31, 2001 and 2002, respectively.

     INCOME TAXES. DevX accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using presently enacted tax rates. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized as income in the period that includes the enactment date. Valuation allowances have been established to reduce deferred tax assets to the amounts expected to be realized.

     STOCK-BASED COMPENSATION. DevX accounts for stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation cost is recorded on a straight-line basis over the vesting period of the underlying options. DevX has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock Based Compensation". No compensation expense has been recognized in the accompanying financial statements pursuant to stock options issued as the option terms are fixed and the exercise price equals the market price of the underlying stock on the date of grant for all options granted.

     Had compensation costs for the stock options been determined based upon the fair value at grant dates for awards consistent with the method prescribed by SFAS 123, the net loss would have been increased to the proforma amounts indicated below (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    2001               2002
                                                  --------           --------
     Net loss
         As reported                              $ (6,486)          $ (2,785)
         Pro forma charge                             (113)              (163)
                                                  --------           --------
         Pro forma                                $ (6,599)          $ (2,948)
                                                  ========           ========


     These pro forma amounts may not be representative of future periods since the estimated fair value of stock options is amortized to expense over the vesting period.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2001 and 2002: risk-free interest rates of 4.55% and 3.79% respectively; expected lives of five years; expected dividend rate of zero, and expected volatility of 146% and 132%, respectively.


3.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                          DECEMBER 31,
                                                  ---------------------------
                                                    2001               2002
                                                  --------           --------
     Computer equipment and software              $  1,896           $  2,625
     Furniture, fixtures and equipment                 485                182
     Leasehold improvements                             52                  8
     Software in progress                              774                 --
                                                  --------           --------
                                                     3,207              2,815
     Less: Accumulated depreciation                 (1,484)            (1,886)
                                                  --------           --------
     Property and equipment, net                  $  1,723           $    929
                                                  ========           ========


4.   CONVERTIBLE NOTES PAYABLE

     From November 2000 through November 2002, DevX issued a total of $7.6 million of convertible subordinated notes due to the lender on demand. These notes bear interest at 3.82% and are convertible at any time, at the option of the holders into shares of DevX's Series B convertible preferred stock at a conversion price of $0.29 per share or to DevX's common stock at a conversion price of $0.15 per share, subject to certain adjustments. The notes are subordinated to DevX's line of credit. The notes are not subordinated to DevX's trade payables or other general creditors.

     Based on the unpaid principal and interest as of December 31, 2002, the convertible debt is convertible into approximately 27,275,000 shares of Series B convertible preferred stock or 52,731,000 shares of common stock.

     Each of the convertible notes came with detachable warrant agreements. A certain number of warrants are fixed as to the amount of common stock into which they can be converted while others convert into a greater number of shares of common stock as they mature. The warrants have a five-year life from the date of issuance. The number of warrants related to these agreements that was outstanding as of December 31, 2002 was as follows:

         ISSUANCE               NUMBER OF            EXPIRATION
           DATE                  WARRANTS               DATE
         --------               ---------            ----------
         3/12/01                  342,906              3/12/06
         7/12/01                  543,581              7/12/06
         9/19/01                1,696,721              9/19/06
         9/19/01               18,629,968              9/19/06
                               ----------
                               21,213,176
                               ==========

     The value of the warrants, calculated using the Black-Scholes option pricing model, was recorded as a discount on the debt and amortized into interest expense over the period of the notes. Because of the terms of the note agreements, the debt discount was fully accreted in 2001 and 2002.


5.   LINE OF CREDIT

     In August 2000, DevX entered into a loan agreement with a bank for a $1.0 million line of credit for general operating purposes. Interest on the line is payable at prime plus 2.00% at December 31, 2001 and 2002. Although not in compliance with certain debt covenants in 2001 and 2002, DevX obtained amendments to the terms of the loan in September 2001, September 2002 and January 2003. The line is schedule to mature in June 2003 and is secured by substantially all of the assets of DevX.


6.   LONG-TERM LIABILITIES

     DevX reached a payment agreement with a vendor during December 2001 for the repayment of approximately $821,000 in outstanding payables. The agreement called for an initial payment that was made in December 2001 followed by monthly payments over a 20-month period. The balance in long-term liabilities as of December 31, 2001 represents the long-term payments under this agreement. In 2002, a settlement was reached for a final payment that resulted in a gain of $361,000.


7.   INCOME TAXES

     DevX did not provide for any current or deferred United States federal or state income taxes for any of the periods presented because it has experienced operating losses since inception and a full valuation allowance has been provided for any future benefits of such losses.

     Deferred tax assets and liabilities consist of the following (in thousands):

                                                   DECEMBER 31,
                                   -------------------------------------------
                                          2001                    2002
                                   -------------------     -------------------
                                   CURRENT   NON-CURRENT   CURRENT   NON-CURRENT
                                   -------     -------     -------     -------
     Federal
         Deferred tax assets       $   167     $ 4,494     $   214     $ 5,371
         Valuation allowance          (152)     (4,101)       (195)     (4,900)
         Deferred tax liabilities      (15)       (393)        (19)       (471)
                                   -------     -------     -------     -------
                                   $    --     $    --     $    --     $    --
                                   =======     =======     =======     =======
     State
         Deferred tax assets       $    43     $ 1,156     $    56     $ 1,384
         Valuation allowance           (43)     (1,156)        (56)     (1,384)
                                   -------     -------     -------     -------
                                   $    --     $    --     $    --     $    --
                                   =======     =======     =======     =======

     The book basis of property and equipment differs from its tax basis by the difference between the allowable depreciation for book purposes and for tax purposes. The difference will be deductible for tax purposes in future periods. Certain expenses currently deductible for financial reporting purposes will not be deductible for income tax reporting purposes until future periods, when the expenses are paid.

     DevX has net operating loss carryforwards for federal and state income tax purposes of approximately $15.3 million and $15.2 million, respectively, that are available to reduce future income subject to income taxes. The net operating loss carryforwards expire beginning in 2020 with respect to federal losses and in 2010 with respect to state losses.

     DevX has a valuation allowance as of December 31, 2001 and 2002, which fully offsets its deferred income tax assets. Due to DevX's brief operating history and recent losses, there is no assurance that DevX will generate sufficient taxable income in the future to be able to realize any or all of the deferred tax assets. The change in the valuation allowance was an increase of $2.5 million in 2001 and $1.1 million in 2002.

     A reconciliation between the expected income tax provision at the federal statutory tax rate and the reported income tax provision is as follows (in thousands):
                                                        YEAR ENDED DECEMBER 31,
                                                        ----------------------
                                                          2001          2002
                                                        --------      --------
     Expected provision at federal statutory rate       $ (2,205)     $   (947)
     Provision for state taxes, net of federal benefit      (378)         (163)
     Effect of non-deductible expenses                        20             8
     Valuation allowance                                   2,525         1,083
     Other                                                    38            19
                                                        --------      --------
                                                        $     --      $     --
                                                        ========      ========

8.   COMMITMENTS AND CONTINGENCIES

     DevX has entered into various operating leases for its office facilities. Generally under the lease agreements, DevX is obligated to pay a proportionate share of all utility costs for these premises. Rent expense for leased facilities was approximately $970,000 and $340,000 for the years ended December 31, 2001 and 2002, respectively.

     Future annual minimum lease payments under all operating leases are as follows (in thousands):

     Year Ended December 31,
     -----------------------
     2003                                               $    175
     2004                                                     59
                                                        --------
                                                        $    234
                                                        ========

9.   RELATED PARTY TRANSACTIONS

     FTP is in the business of publishing technical journals that are a source of articles and information that DevX uses on its site and in its Premier Club premium service. In return for the content that DevX receives from FTP, they provide e-commerce support for FTP's conferences and publications, advertising on the DevX web site and hosting for FTP's publication web sites. The amounts relating to these services are included in the due from related party on the accompanying balance sheets.


10.  EMPLOYEE BENEFIT PLAN

     DevX has a defined contribution plan (the "Plan"), which qualifies under
Section 401(k) of the Internal Revenue Code for all DevX employees. The Plan allows employees to contribute up to the lesser of $40,000 or 100% of their compensation to the Plan. At the discretion of the board of directors, DevX may also make contributions each year for the benefit of all eligible employees under the plan. Contributions made by DevX vest fully after three years of service. There were no discretionary contributions for the years ended December 31, 2001 and 2002.

11.  STOCK INCENTIVE PLAN

     In 1999, DevX established a stock incentive plan under which DevX may issue qualified incentive or nonqualified stock options to employees, including officers, consultants and directors up to an aggregate of 4,459,459 shares of common stock. The exercise price of the options granted under the stock incentive plan will not be less than the fair market value of the shares of DevX's common stock on the date of the grant. The stock incentive plan will terminate in 2009.

     A summary of the status of DevX's stock option plan as of December 31, 2001 and 2002, and changes during the years ended December 31, 2001 and 2002 are presented below:


                                            2001                    2002
                                   ---------------------   ---------------------
                                                WEIGHTED                WEIGHTED
                                                AVERAGE                 AVERAGE
                                   NUMBER OF    EXERCISE   NUMBER OF    EXERCISE
                                    OPTIONS      PRICE      OPTIONS      PRICE
                                   ---------   ---------   ---------   ---------
Outstanding at beginning of year   4,033,165   $    0.15   3,202,185   $    0.15
Granted                              440,000        0.15   1,802,319        0.15
Exercised                            (18,736)       0.15          --        0.15
Forfeited                         (1,252,244)       0.15    (977,988)       0.15
                                   ---------   ---------   ---------   ---------
Outstanding at end of year         3,202,185   $    0.15   4,026,516   $    0.15
                                   =========   =========   =========   =========
Options exercisable at end of year   854,141   $    0.15   1,538,204   $    0.15
                                   =========   =========   =========   =========
Weighted average fair value of
  options granted during the year              $    0.14               $    0.13



     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2001 and 2002: risk-free interest rates of 4.55% and 3.79%, respectively; expected lives of five years; expected dividend rate of zero, and expected volatility of 146% and 132%, respectively.

                                 DEVX.COM, INC.

                     INDEX TO UNAUDITED FINANCIAL STATEMENTS




                                                                            PAGE
                                                                            ----

Balance Sheet as of June 30, 2003                                            16

Statements of Operations for the Six Months Ended June 30, 2002 and 2003     17

Statements of Cash Flows for the Six Months Ended June 30, 2002 and 2003     18

Notes to Financial Statements                                                19

                                 DEVX.COM, INC.
                                  BALANCE SHEET
                                  JUNE 30, 2003
                                   (UNAUDITED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                     ASSETS
Current assets:
    Cash and cash equivalents                                        $    176
    Accounts receivable                                                   524
    Prepaid expenses and other                                             39
                                                                     --------
                      Total current assets                                739

Property and equipment, net                                               635
Goodwill                                                                  221
Other assets                                                               19
                                                                     --------
                      Total assets                                   $  1,614
                                                                     ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Short-term convertible notes payable                             $  7,566
    Line of credit                                                        374
    Accounts payable                                                      738
    Accrued payroll and related expenses                                  141
    Accrued interest                                                      491
    Due to related party                                                   93
    Deferred revenues                                                     253
                                                                     --------
                      Total current liabilities                         9,656
                                                                     --------

                      Total liabilities                                 9,656
                                                                     --------

Commitments and contingencies                                              --

Stockholders' equity (deficit)
    Series A convertible preferred stock, $0.001 par value
       30,324,324 shares authorized, 4,256,756 shares issued
       and outstanding                                                      4
    Common stock, $0.001 par value 100,000,000 shares
       authorized, 5,062,962 shares issued and outstanding                  5
    Additional paid-in capital                                          9,096
    Accumulated deficit                                               (17,147)
                                                                     --------
         Total stockholders' equity (deficit)                          (8,042)
                                                                     --------
         Total liabilities and stockholders' equity (deficit)        $  1,614
                                                                     ========


                       See notes to financial statements.

                                 DEVX.COM, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003
                                   (UNAUDITED)

                                 (IN THOUSANDS)





                                                 SIX MONTHS       SIX MONTHS
                                                    ENDED            ENDED
                                                   JUNE 30,         JUNE 30,
                                                    2002             2003
                                                  --------         --------

Revenues                                          $  2,779         $  2,687
Cost of revenues                                     1,415            1,510
                                                  --------         --------
Gross profit                                         1,364            1,177
                                                  --------         --------
Operating expenses:
    Advertising, promotion and selling                 890              666
    General and administrative                       1,082              504
    Depreciation                                       269              294
                                                  --------         --------
 Total operating expenses                            2,241            1,464
                                                  --------         --------
Operating loss                                        (877)            (287)

Interest income                                          5                1
Interest expense                                      (607)            (760)
Other income (expense)                                (301)              14
                                                  --------         --------
Net loss                                          $ (1,780)        $ (1,032)
                                                  ========         ========





                       See notes to financial statements.

                                 DEVX.COM, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003
                                   (UNAUDITED)

                                 (IN THOUSANDS)

                                                       SIX MONTHS ENDED JUNE 30,
                                                        ----------------------
                                                          2002          2003
                                                        --------      --------
Cash flows from operating activities:
    Net loss                                            $ (1,780)     $ (1,032)
    Adjustments to reconcile net loss to net cash
    used in operating activities:
        Depreciation                                         269           294
        Loss on disposal of fixed assets                     303            --
        Provision for losses on accounts receivable          (10)          (24)
        Non-cash interest expense for warrants               557           603
    Changes in current assets and liabilities:
        Accounts receivable                                  427           218
        Prepaid expenses and other                           (29)           (9)
        Other assets                                         176            --
        Accounts payable                                    (147)          (51)
        Accrued payroll and related expenses                  26             4
        Accrued interest                                      51           143
        Due to related party                                  63            33
        Deferred revenues                                    259          (210)
        Long-term liabilities                               (240)           --
                                                        --------      --------
            Net cash used in operating activities            (75)          (31)
                                                        --------      --------
Cash flows from financing activities:
    Repayments of line of credit                              --          (250)
                                                        --------      --------
            Net cash used in financing activities             --          (250)
                                                        --------      --------

Net change in cash and cash equivalents                      (75)         (281)
Cash and cash equivalents, beginning of period               829           457
                                                        --------      --------
Cash and cash equivalents, end of period                $    754      $    176
                                                        ========      ========
Supplemental disclosures of cash flow:
    Cash paid for interest                              $     --      $     14
                                                        ========      ========
    Cash paid for income taxes                          $     --      $     --
                                                        ========      ========



                       See notes to financial statements.

                                 DEVX.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2003

                                   (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared from the books and records of DevX in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2002 for DevX included herein. In the opinion of management, all adjustments considered necessary for a fair presentation of the results for the interim periods presented have been reflected in such financial statements.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Financial Information is based on the historical financial statements of Jupitermedia Corporation and DevX.com, Inc. and has been prepared to illustrate the effect of Jupitermedia Corporation's acquisition of the assets of DevX.com, Inc. The Unaudited Pro Forma Condensed Financial Information has been prepared using the purchase method of accounting.

     The Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2003 gives effect to the acquisition of the assets of DevX.com, Inc. as if the acquisition had been consummated on June 30, 2003. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2002 and for the six months ended June 30, 2003 give effect to the acquisition of the assets of DevX.com, Inc. as if the acquisition had been consummated on January 1, 2002.

     The Unaudited Pro Forma Condensed Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Financial Information included in this report and should be read in conjunction with the historical financial statements and accompanying disclosures contained in Jupitermedia Corporation's December 31, 2002 consolidated financial statements and notes thereto on Form 10-K and the historical financial statements of DevX.com, Inc. for the years ended December 31, 2001 and 2002 and notes thereto included in this report.

     The Unaudited Pro Forma Condensed Financial Information does not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Condensed Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Jupitermedia Corporation's future financial condition or results of operations. The acquisition will be accounted for as a purchase. Jupitermedia Corporation has not completed the final allocation of the purchase price to tangible and intangible assets of the Acquisition.

                            JUPITERMEDIA CORPORATION

           INDEX TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2003              22

Notes to Unaudited Pro Forma Condensed Balance Sheet                         23

Unaudited Pro Forma Condensed Statement of Operations for
 the Year Ended December 31, 2002                                            24

Unaudited Pro Forma Condensed Statement of Operations for
 the Six Months Ended June 30, 2003                                          25

Notes to Unaudited Pro Forma Condensed Statements of Operations              26

                            JUPITERMEDIA CORPORATION

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                  JUNE 30, 2003

                                 (IN THOUSANDS)

                                                                 JUPITERMEDIA                                       JUPITERMEDIA
                                                                  CORPORATION   DEVX.COM, INC.   PRO FORMA           CORPORATION
                                     ASSETS                      (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS           PRO FORMA
                                                                 ------------   ------------   ------------         ------------
Current assets:
    Cash and cash equivalents                                    $     12,519   $        176   $     (2,426)(1)     $     10,269
                                                                                                            (3)
    Accounts receivable                                                 6,018            524            --                 6,542
    Unbilled accounts receivable                                          971            --             --                   971
    Prepaid expenses and other                                          1,744             39            --                 1,783
                                                                 ------------   ------------   ------------         ------------
                      Total current assets                             21,252            739         (2,426)              19,565

Property and equipment, net                                             1,583            635            --                 2,218
Goodwill                                                               13,548            221          1,946 (2)           15,715
Other intangible assets, net                                           11,804             -             --                11,804
Investments and other assets                                            1,792             19            --                 1,811
                                                                 ------------   ------------   ------------         ------------
                      Total assets                               $     49,979   $      1,614   $       (480)        $     51,113
                                                                 ============   ============   ============         ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Short-term convertible notes payable                         $        --    $      7,566   $     (7,566)(3)     $        --
    Line of credit                                                        --             374           (374)(3)              --
    Accounts payable                                                    1,712            738            --                 2,450
    Accrued payroll and related expenses                                2,051            141            --                 2,192
    Accrued expenses and other                                          3,237            491           (491)(3)            3,237
    Due to related party                                                  --              93            (93)(3)              --
    Deferred revenue                                                    8,043            253            --                 8,296
                                                                 ------------   ------------   ------------         ------------
                      Total current liabilities                        15,043          9,656         (8,524)              16,175

Long-term liabilities                                                     436            --             --                   436
                                                                 ------------   ------------   ------------         ------------
                      Total liabilities                                15,479          9,656         (8,524)              16,611
                                                                 ------------   ------------   ------------         ------------

Commitment and contingencies                                              --             --             --                   --

Stockholders' equity (deficit)
   Preferred stock                                                        --               4             (4)(3)              --
   Common stock                                                           256              5             (3)(3)(4)           258

   Additional paid-in capital                                         176,583          9,096         (9,096)(3)          176,583
   Accumulated deficit                                               (142,250)       (17,147)        17,147 (3)         (142,250)
   Treasury stock, 65,000 shares at cost                                 (106)           --             --                  (106)
   Accumulated other comprehensive income                                  17            --             --                    17
                                                                 ------------   ------------   ------------         ------------
      Total stockholders' equity (deficit)                             34,500         (8,042)         8,044               34,502
                                                                 ------------   ------------   ------------         ------------
      Total liabilities and stockholders' equity (deficit)       $     49,979   $      1,614   $       (480)        $     51,113
                                                                 ============   ============   ============         ============

          See notes to the unaudited pro forma condensed balance sheet.

                            JUPITERMEDIA CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                  JUNE 30, 2003

The unaudited pro forma condensed balance sheet gives effect to the following unaudited pro forma adjustments:

1. Adjustment reflects the amount of $2,250,000 of cash paid for the assets of DevX.com, Inc.

2. Adjustments reflect management's preliminary allocation of the purchase price for DevX.com, Inc.

3. Adjustment reflects amounts not acquired or assumed by Jupitermedia Corporation.

4. Adjustment reflects the issuance of 200,000 shares of Jupitermedia common stock.

                            JUPITERMEDIA CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 JUPITERMEDIA                                       JUPITERMEDIA
                                                                  CORPORATION  DEVX.COM, INC.    PRO FORMA           CORPORATION
                                                                 (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS           PRO FORMA
                                                                 ------------   ------------   ------------         ------------
Revenues                                                         $     40,697   $      5,145   $        --          $     45,842
Cost of revenues                                                       16,757          2,776            --                19,533
                                                                 ------------   ------------   ------------         ------------
Gross profit                                                           23,940          2,369            --                26,309
                                                                 ------------   ------------   ------------         ------------

Operating expenses:
    Advertising, promotion and selling                                 14,116          1,782            --                15,898
    General and administrative                                          6,787          1,466            --                 8,253
    Depreciation                                                        2,235            562            --                 2,797
    Amortization                                                          807            --             --                   807
                                                                 ------------   ------------   ------------         ------------
 Total operating expenses                                              23,945          3,810            --                27,755
                                                                 ------------   ------------   ------------         ------------
Operating loss                                                             (5)        (1,441)           --                (1,446)
                                                                 ------------   ------------   ------------         ------------

Loss on investments and other, net                                       (205)           --             --                  (205)
Interest income                                                           383              7            (29)(1)(2)           361
Interest expense                                                          --          (1,445)         1,445 (3)              --
Other income                                                              --              94            --                    94
                                                                 ------------   ------------   ------------         ------------

Income (loss) before minority interest and equity losses
   from international and venture fund investments, net                   173         (2,785)         1,416               (1,196)

Minority interest                                                         (40)           --             --                   (40)
Equity loss from international and venture fund
   investments, net                                                      (644)           --             --                  (644)
                                                                 ------------   ------------   ------------         ------------
Net loss                                                         $       (511)  $     (2,785)  $      1,416         $     (1,880)
                                                                 ============   ============   ============         ============

Basic and diluted loss per share                                 $      (0.02)                                      $      (0.07)
                                                                 ============                                       ============
Weighted average number of common shares                               25,318                           200(4)            25,518
                                                                 ============                  ============         ============

    See notes to the unaudited pro forma condensed statements of operations.

                            JUPITERMEDIA CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2003

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 JUPITERMEDIA                                       JUPITERMEDIA
                                                                  CORPORATION  DEVX.COM, INC.    PRO FORMA           CORPORATION
                                                                 (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS           PRO FORMA
                                                                 ------------   ------------   ------------         ------------
Revenues                                                         $     18,465   $      2,687   $        --          $     21,152
Cost of revenues                                                        9,180          1,510            --                10,690
                                                                 ------------   ------------   ------------         ------------

Gross profit                                                            9,285          1,177            --                10,462
                                                                 ------------   ------------   ------------         ------------

Operating expenses:
    Advertising, promotion and selling                                  6,261            666            --                 6,927
    General and administrative                                          3,378            504            --                 3,882
    Depreciation                                                          701            294            --                   995
    Amortization                                                          496            --             --                   496
                                                                 ------------   ------------   ------------         ------------
 Total operating expenses                                              10,836          1,464            --                12,300
                                                                 ------------   ------------   ------------         ------------

Operating loss                                                         (1,551)          (287)           --                (1,838)

Loss on investments and other, net                                         (1)           --             --                    (1)

Interest income                                                           151              1            (12)(1)(2)           140
Interest expense                                                          --            (760)           760 (3)              --
Other income                                                              --              14            --                    14
                                                                 ------------   ------------   ------------         ------------

Income (loss) before minority interest and equity
   losses from international and venture fund
   investments, net                                                    (1,401)        (1,032)           748               (1,685)

Minority interest                                                          10            --             --                    10
Equity loss from international and venture fund
   investments, net                                                       (50)           --             --                   (50)
                                                                 ------------   ------------   ------------         ------------
Net loss                                                         $     (1,441)  $     (1,032)  $        748         $     (1,725)
                                                                 ============   ============   ============         ============

Basic and diluted loss per share                                 $      (0.06)                                      $      (0.07)
                                                                 ============                                       ============

Weighted average number of common shares                               25,292                           200(4)            25,492
                                                                 ============                  ============         ============

    See notes to the unaudited pro forma condensed statements of operations.

                            JUPITERMEDIA CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS


 FOR THE YEAR ENDED DECEMBER 31, 2002 AND FOR THE SIX MONTHS ENDED JUNE 30, 2003


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



The unaudited pro forma condensed statements of operations give effect to the following unaudited pro forma adjustments:

1. Adjustment reflects the reduction in interest income related to the cash expended in the purchase transaction.

2. Adjustment reflects the reduction in interest income related to the cash not acquired.

3. Adjustment reflects the reduction in interest expense related to the short-term convertible loans and the line of credit not assumed in the purchase transaction.

4. Adjustment reflects the issuance of 200,000 shares of Jupitermedia common stock.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             JUPITERMEDIA CORPORATION



Date: September 24, 2003                     By: /s/ Christopher S. Cardell
                                                 -----------------------------
                                                 Christopher S. Cardell
                                                 President